SOCIAL REALITY, INC.

2012 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

I.    NOTICE OF GRANT

Unless otherwise defined herein, the terms defined in the 2012 Equity Compensation Plan (the “Plan”) will have the same defined meanings in this Notice of Grant.

Name:	(“Participant”)

Address:

The Participant has been granted Restricted Stock Units (“RSUs”). Each RSU represents the right to receive one Share, subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (“Agreement”), as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of RSUs:

Vesting Schedule:

[[ADD SCHEDULE], subject to the Participant continuing to be a Service Provider through each vesting date.]

Resale Restrictions

[ADD ANY APPLICABLE RESALE RESTRICTIONS]

II.          AGREEMENT

1.          Grant of the RSUs. As set forth in the Notice of Grant, the Company has granted the Participant RSUs. However, unless and until the RSUs will have vested, the Participant will have no right to the payment of any Shares subject thereto. Prior to actual payment of any Shares, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.           Vesting of RSUs. Subject to Section 4, the Participant will vest in the RSUs in accordance with the vesting schedule set forth in the Notice of Grant; provided, that, in the event Participant ceases to be a Service Provider, the Participant’s right to vest in the RSUs and to receive the Shares related thereto will terminate effective as of the date that Participant ceases to be a Service Provider and the Participant will have no further rights to such unvested RSUs or the related Shares.

3.           Issuance of Shares. No Shares shall be issued to the Participant prior to the date on which the RSUs vest. After any RSUs vest and subject to the terms of this Agreement, the Company shall promptly cause to be issued (either in book-entry form or otherwise) to the Participant or the Participant’s beneficiaries, as the case may be, Shares with respect to such vested RSUs. No fractional Shares shall be issued under this Agreement.

4.           Administrator Discretion; Leave of Absence. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the RSUs at any time, subject to the terms of the Plan. If so accelerated, such RSUs will be considered as having vested as of the date specified by the Administrator. [The Participant’s rights with respect to the RSU in the event of a leave of absence or a change in the Participant’s regularly scheduled hours of employment (other than a change due to termination of employment) will be affected in accordance with the Company’s applicable employment policies or the terms of any agreement between the Participant and the Participant’s employer with respect thereto.]

5.           Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.           Resale Restrictions. Any Shares issued to Participant may be subject to restrictions on resale as provided for in the Notice of Grant.

7.           Taxes.

(a)           Generally. The Participant is ultimately liable and responsible for all taxes owed in connection with the RSU, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the RSU. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the RSU or the subsequent sale of Shares issuable pursuant to the RSU. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSU to reduce or eliminate the Participant’s tax liability.

(b)           Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of any taxes which the Company determines must be withheld with respect to the RSUs. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may satisfy such tax withholding obligations, in whole or in part, by withholding otherwise deliverable Shares having an aggregate Fair Market Value sufficient to (but not exceeding) the minimum amount required to be withheld. In addition and to the maximum extent permitted by law, the Company has the right to retain without notice from salary or other amounts payable to the Participant, cash having a value sufficient to satisfy any tax withholding obligations that cannot be satisfied by the withholding of otherwise deliverable Shares.

8.           Changes in Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award, the Administrator may, in such manner as it shall deem equitable or appropriate in order to prevent the diminution or enlargement of any such benefits or potential benefits, make adjustments to this Award, including adjustments in the number and type of Shares Participant would have received upon vesting of the RSUs; provided, however , that the number of Shares into which the RSUs may be converted shall always be a whole number.

9.           Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10.          No Effect on Employment. The transactions contemplated hereunder and the vesting schedule set forth in the Notice of Grant do not constitute an express or implied promise of continued employment for any period of time.

11.          Award is Not Transferable. Except to the limited extent provided in Section 5 above, this Award of RSUs and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way by the Participant (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Participant has been issued the Shares. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

12.          Entire Agreement. This Agreement, subject to the terms and conditions of the Plan and the Notice of Grant, represents the entire agreement between the parties with respect to the RSUs.

13.          Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.          Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the RSUs as the Administrator may establish from time to time for reasons of administrative convenience.

15.          Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

16.          Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17.          Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.          Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.          Notice of Governing Law. This Agreement will be governed by the internal substantive laws, but not the choice of law rules of the State of Delaware.

20.          Employee Data Privacy.

(a)           Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)           Participant understands that the Company holds certain personal information, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“ Data ”).

(c)           Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative.

(d)           Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, Participant understands that he or she may contact Participant’s local human resources representative.

[Signature Pages to Follow]

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[Signature Page to Social Reality, Inc. Restricted Stock Unit]

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and the Agreement.

PARTICIPANT:	SOCIAL REALITY, INC.

Signature	By

Print Name	Title

Date: , 20___	Date: , 20____